EXHIBIT 10.1
May 26, 2016

Jeffrey L. McRae
766 Harrison Road
Villanova, PA 19085
Dear Jeff:
This letter (this “Agreement”) outlines and confirms our agreement of the terms and conditions that will apply relative to the separation of your employment with Triumph Group, Inc. (the “Company”).
1.Separation Date: Your employment with the Company will cease after the close of business on May 31, 2016 (the `"Separation Date").
2.Severance Payments: The Company shall pay you cash severance in the form of continuation of your base salary from the Separation Date through the first anniversary thereof at the annual rate of $425,000.00 (the “Severance Payment”). The payments will be made in regular periodic installment payments at the rate of $16,346.15 every two weeks, resulting in cumulative payments of $425,000.00, less withholding and other customary payroll deductions. In addition, the Company shall pay you two (2) cash bonus payments (“Severance Bonus Payments”), one in an amount not less than $212,500.00, less withholding and other customary payroll deductions, to be paid on May 27, 2016, and the second Severance Bonus Payment in the amount of $425,000.00 to be paid no later than March 15, 2017. You agree that this Severance Payment and each of the Severance Bonus Payments are in addition to any other benefits and payments to which you are otherwise legally entitled. Your receipt of the Severance Payment and the Severance Bonus Payments are expressly conditioned on your execution and non-revocation of this Agreement, including but not limited to the release provisions of paragraphs 11 and 15 hereof. Severance Payment installments shall commence within a reasonable time after the expiration of seven (7) days of your execution of this Agreement (assuming you have not revoked the agreement within that period under paragraph 15(h)). Notwithstanding the foregoing to the contrary, in any case where the first and last days of the applicable release and nonrevocability periods provided for in this Agreement (“Applicable Release Period”) are in two separate taxable years, any payments required to be made to you under paragraph 2 of this Agreement that are treated as deferred compensation for purposes of Section 409A (as defined in paragraph 16 below) shall be made/commence in the later taxable year, as soon as practicable, but in no event later than thirty (30) days following the conclusion of the Applicable Release Period. For the avoidance of doubt, you are not permitted to elect the taxable year in which any of the payments under this paragraph 2 are made.
3.Timely Payment of All Final Wages: You acknowledge and agree that as of your execution of this Agreement, you have received payment of all wages, compensation and benefits owed to you pursuant to your employment with the Company other than as set forth herein, the amount of any unpaid salary (less withholdings and other customary payroll deductions) through May 31, 2017, and reimbursement of any unreimbursed expenses incurred prior to May 31, 2016 and properly reimbursable under Company policies. You further agree that the Company is not indebted to you in any amount or for any reason.

4.Vacation: In accordance with the Company’s existing vacation policy, you will be paid for vacation earned as of the Separation Date but which has not yet been taken. Your vacation pay entitlement will be forwarded to you in accordance with the Company’s standard procedures.
5.COBRA: You and your eligible dependents will continue to be covered under the Company’s health insurance plan if you elect COBRA coverage. If you do elect COBRA coverage, the Company will reimburse you for your premium expense for a period of one (1) year as additional compensation to assist you with respect to these health coverage premiums. You will be responsible for any income taxes due resulting from such additional payment by the Company. You will be notified of your COBRA rights in due course by the Company. Reimbursement will be on a non-taxable basis to the extent permitted under applicable law. Such non-taxable reimbursement will be subject to the requirements of Section 409A (defined in paragraph 16, below); reimbursement must be requested within three (3) months of the date on which the COBRA premium expense was incurred and reimbursement shall be paid to you within sixty (60) days of such request.
6.Other Insurance: Medical and dental insurance will continue until the end of the separation month; all other insurances, other than the insurances expressly provided for in this letter, will cease to be effective on the Separation Date. The provisions of COBRA under paragraph 5 of this Agreement shall thereafter apply, as applicable.
7.Triumph Group, Inc. 401(k) Plan: You are entitled to the applicable choices outlined in the plan prospectus or its supplements in regard to your account under the Triumph Group, Inc. 401(k) Plan (the “401(k) Plan”). Your contributions under the 401(k) Plan will cease as of the Separation Date. No portions of your Severance Pay or Severance Bonus Payments shall be considered for purposes of the 401(k) Plan.
8.Restricted Stock. The vesting of the 2,400 shares of restricted stock that were granted to you in June 2015 will be accelerated to occur on the Separation Date. We anticipate that the tax obligation would be handled through a net settlement transaction, as authorized under the Company's 2013 Equity and Cash Incentive Plan. If you prefer to handle your tax obligation differently, or wish to withhold more than the minimum federal tax rate under net settlement, please notify us.  In the event that the Committee does not approve the acceleration of vesting, which approval is required, the Company will make other appropriate arrangements with respect to payment of the value of your restricted stock.
9.Company Property: You agree to return all Company property and equipment, including but not limited to keys, badges, manuals, credit cards, engineering stamps, Company or customer data or documents (electronic or paper and including all copies), laptops, phones, pagers, parking passes and any other property belonging to the Company and its affiliates.

10.Cooperation: You agree to make yourself available, attend meetings, give testimony, and otherwise cooperate as reasonably requested by the Company regarding any litigation, arbitration, administrative proceedings, investigations or other matters of a similar nature involving the Company of which you had knowledge or are alleged to have had knowledge. Any address changes should be communicated promptly to the Company. The Company shall provide reimbursement for reasonable expenses associated with this provision.
11.Employee’s Release, Waiver and Agreement: You understand and acknowledge that the benefits contained in this Agreement exceed the benefits to which you would otherwise be entitled upon termination of your employment. In consideration for the additional benefits extended to you in this Agreement, and intending to be legally bound:
(a)You agree to RELEASE AND HOLD HARMLESS FOREVER, the Company, its subsidiaries and affiliates and their respective directors, officers and employees from any and all causes of action, known or unknown, arising out of or relating to your association and/or employment with or termination from the Company, which may have existed prior to or contemporaneously with the execution of this Agreement, including but not limited to the following: constructive discharge, negligence, breach of contract, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, retaliation, wrongful discharge, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees, or any other contract or tort claims, Title VII of Federal Civil Rights Act of 1964 (Title VII), Fair Labor Standards Act (FLSA), Americans With Disabilities Act (ADA), Employee Retirement Income Security Act (ERISA), Equal Pay Act (EPA), Rehabilitation Act, Family and Medical Leave Act (FMLA), National Labor Relations Act (NLRA), Labor Management Relations Act (LMRA), Worker Adjustment and Retraining Notification Act (WARN), Age Discrimination in Employment Act (ADEA), Older Workers Benefit Protection Act of 1990 (OWBPA), or any other action under any federal, state or local statute, as amended, or regulation or other common law. Notwithstanding the foregoing, the release set forth in this paragraph 11(a) does not apply to any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organization documents or otherwise to which you are entitled.
(b)Notwithstanding the foregoing, you understand and agree this Agreement does not impair your right to file a charge or complaint with or participate in any investigation or proceeding conducted by any federal, state, or local enforcement agency such as the EEOC or NLRB; however, the consideration provided to you in this Agreement shall be the sole relief provided for the claims that are released and you will not be entitled to recover and you agree to waive any monetary benefits or recovery against the Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.
(c)You understand and agree that nothing in the Agreement impairs your right to challenge the waiver of your ADEA claims as permitted by law.
(d)You agree to not disparage or otherwise comment negatively in any way upon the Company or the Company’s employees, business practices, projects, clients or services, to any person, either orally or in writing, unless otherwise provided by law; however, the non-

disparagement obligations under this paragraph do not interfere with or restrict your ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.
(e)You agree you will not induce or encourage any employee of the Company to leave the employment of the Company or otherwise hire or solicit any such employee of the Company beginning from the date hereof and continuing to a date that is six (6) months after your receipt of your final Severance Payment;
(f)You agree that you shall not at any time use, publish, disclose, or authorize anyone else to use, publish, or disclose any Confidential Information belonging or relating to the Company. You agree to remain bound by any Company agreement or policy relating to confidential information, or similar matters to which you are now subject. Confidential Information includes, but is not limited to models, drawings, blueprints, memoranda and other materials, documents or records of proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs. You further agree that you will not retain any copies or reproductions of correspondence, reports, drawings, photographs, or documents containing Confidential Information or relating in any way to the business of the Company. The purpose of this provision is to protect the Company’s proprietary, confidential, and trade secret information from improper use or disclosure, to the maximum extent permitted by law. This confidentiality obligation does not prohibit or restrict you from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.
(g) For purposes of this paragraph 11, references to the Company shall be deemed to include the Company and its affiliates, unless the context clearly indicates otherwise.
12.Company’s Release and Nondisparagement: In consideration for the covenants provided by you pursuant to this Agreement and intending to be legally bound, the Company hereby agrees:
(a)     to RELEASE AND HOLD HARMLESS FOREVER you and your heirs, successors and assigns from any and all causes of action, known or unknown, arising out of or relating to your association and/or employment with or termination from the Company, which have existed prior to or contemporaneously with the execution of this Agreement; and
(b)    that no member of the board of directors of the Company or senior executive officers of the Company will disparage or otherwise comment negatively in any way upon you to any person, either orally or in writing, unless otherwise provided by law; however, the nondisparagement obligations under this paragraph do not interfere with or restrict the ability of any such person to communicate with any federal, state, or local agency, including any with which a charge has been filed.

13.Medicare Lien Provision: You represent that you are not Medicare eligible. You further represent and agree that you have made no claim against the Company, nor could the Company be liable for, any medical expenses incurred by you before or after the execution of this Agreement, except for any medical expenses for which you are properly entitled to reimbursement under the Company’s group health plans as an eligible employee or as a COBRA qualified beneficiary. Furthermore, you are aware of no medical expenses that Medicare has paid and for which the Company is or could be liable. You acknowledge and agree that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
14.Reformation and Severability: Should any of the above provisions, paragraphs or subparagraphs of this Agreement, or any part thereof, hereafter be construed to be unreasonable, invalid or unenforceable, you and the Company agree that the court may modify such terms to make them reasonable and enforceable. The invalidity of any one provision shall not affect the validity of the remainder of the provisions, paragraphs or subparagraphs, which shall be given full effect without regard to the invalid portions. Each provision, paragraph or subparagraph of this Agreement is severable from all others and constitutes a separate and distinct covenant.
15.Employee Acknowledgement:
You acknowledge and agree that the release of claims under the ADEA is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. By signing this Agreement, you acknowledge that:
(a)    you have had at least 21 days to consider the terms of this Agreement and whether or not you should sign it, and if you should execute this Agreement prior to the expiration of the 21-day consideration period, you knowingly and voluntarily waive your right to consider this Agreement for 21 days;
(b)    the Company has advised you, and hereby advises you, in writing that you should consult with an attorney of your own choosing prior to signing this Agreement, and that you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Agreement;
(c)    you are waiving valuable legal rights and releasing the Company of all claims which may have existed prior to or contemporaneously with the execution of this Agreement, except for those obligations expressly stated in this Agreement, and that you are not waiving any claims that may arise after the date you sign this Agreement;
(d)    you have not relied upon any representation or statement made by the Company or any employee or other person on behalf of the Company with regard to the subject matter, meaning or effect of this Agreement and that no statements made by the Company have in any way unduly coerced or influenced you to execute this Agreement;

(e)    you have read this Agreement, that it has been written in a manner that is easy to understand, and that you fully understand its terms;
(f)    except as provided in this Agreement, you have no right or claim, contractual or otherwise, to any or all of the benefits described in paragraph 2 of this letter;
(g)    this Agreement does not reflect any admission by the Company of any liability or wrongdoing; and
(h)    you further understand and agree that even if you do sign this Agreement, you have the right to revoke it by delivering a notice of revocation in writing to me by mail, personal delivery, or facsimile within seven (7) calendar days of your signing the Agreement. Because you have this right, this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after it is signed by you and has not been revoked.
16.Section 409A: All amounts payable under this Agreement are intended either to comply to the maximum extent possible with the applicable requirements of Code section 409A and the applicable regulatory guidance promulgated thereunder (“Section 409A”) so as to avoid the imposition of additional taxes thereunder or to comply with the "short term deferral" exception from Section 409A specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the "separation pay plan" exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them; this Agreement shall be interpreted and administered in a manner consistent with the foregoing interpretation. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a "specified employee" (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. "Termination of employment," "resignation" or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your "separation from service" as defined by Section 409A. Although the Company intends that amounts payable to you under this Agreement will either not be subject to taxation under Section 409A or shall comply with the exceptions under Section 409A so as to not be subject to Section 409A, the Company does not guarantee any particular tax treatment for amounts payable to you hereunder. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.
17.Entire Agreement: You understand and acknowledge that this Agreement, along with any agreements you have signed regarding post-employment duties of nondisclosure, protection of trade secrets, inventions assignment, and/or non-solicitation/non-competition, contain the entire agreement between the Company and you with respect to any matters referred to in the Agreement and supersedes any previous oral or written agreements.

18.Governing Law: This Agreement shall be construed, administered and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles, and except as preempted by federal law.
If the above is consistent with your understanding and if you are in agreement with all of its terms, please sign the enclosed copy of this Agreement and return it to me.

Very truly yours,

/s/ Richard R. Lovely
Richard R. Lovely
Senior Vice President, Human Resources
Triumph Group, Inc.

Agreed to and accepted by the undersigned the 26th day of May, 2016.

/s/ Jeffrey L. McRae         /s/ Elisabeth H. Barrett
Jeffrey L. McRae                    Witness